GUARANTY
made by
AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
and
the SUBSIDIARY GUARANTORS party hereto
collectively, jointly and severally, as Guarantor,
in favor of
CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of March 30, 2012

GUARANTY
This GUARANTY (this “Guaranty”), dated as of March 30, 2012, made by AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC., a Maryland corporation (“REIT Guarantor”) and each SUBSIDIARY GUARANTOR named in the signature pages hereof and hereafter executing a Joinder Agreement hereto (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the REIT Guarantor and the Subsidiary Guarantors, each a “Guarantor” and collectively, “Guarantors”), each having an address at c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York, 10022, in favor of CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders referenced below (in such capacity, the “Administrative Agent”), having an address at 90 Park Avenue, New York, New York 10016.
R E C I T A L S:
A.Pursuant to that certain Credit Agreement dated as of the date hereof (as the same may be amended, modified, supplemented or replaced from time to time, the “Credit Agreement”) by and among New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), as borrower, the lenders party thereto (the “Lenders”) and Administrative Agent, the Lenders have agreed to make loans (the “Loans”) to Borrower in an aggregate principal amount not to exceed $40,000,000 (increasable up to $150,000,000 pursuant to the terms and conditions of the Credit Agreement), subject to the terms and conditions of the Credit Agreement;
B.    As a condition to the Lenders making the Loans, Administrative Agent is requiring that Guarantors execute and deliver to Administrative Agent, on behalf of the Lenders, this Guaranty; and
C.    Each Guarantor hereby acknowledges that such Guarantor will materially benefit from the Lenders’ agreement to make the Loan;
NOW, THEREFORE, in consideration of the premises set forth herein and as an inducement for and in consideration of the agreement of the Lenders to make the Loans pursuant to the Credit Agreement, each Guarantor hereby agrees, covenants, represents and warrants to Administrative Agent as follows:
1.    Definitions.
(a)    All capitalized terms used and not defined herein shall have the respective meanings given such terms in the Credit Agreement.

(b)    The capitalized terms used in this Section 6 but not defined in the Credit Agreement shall have the meaning assigned to each such term in Annex 2 attached hereto.
(c)    The term “Guaranteed Obligations” means the payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of the Loans, and the payment and performance of all other Obligations of Borrower which may be owing at any time under the Loan Documents.
2.    Guaranty.
(a)    Guarantors, jointly and severally, hereby irrevocably, absolutely and unconditionally guarantees to Administrative Agent, on behalf of the Lenders, the full, prompt and complete payment and performance when due of the Guaranteed Obligations.
(b)    All sums payable to Administrative Agent (on behalf of the Lenders) under this Guaranty shall be payable on demand and without reduction for any offset, claim, counterclaim or defense.
(c)    Guarantors, jointly and severally, hereby agree to indemnify, defend and save harmless Administrative Agent and the Lenders from and against any and all actual out-of-pocket costs, losses, liabilities, claims, causes of action, expenses and damages, including reasonable attorneys’ fees and disbursements, which Administrative Agent or any Lender may suffer or which otherwise may arise by reason of Borrower’s failure to pay any of the Guaranteed Obligations when due, irrespective of whether such costs, losses, liabilities, claims, causes of action, expenses or damages are incurred by Administrative Agent prior or subsequent to (i) Administrative Agent declaring the principal, interest and other sums evidenced or secured by the Loan Documents to be due and payable, (ii) the commencement or completion of a judicial or non-judicial foreclosure on any security held for the Guaranteed Obligations or (iii) the conveyance or assignment of all or any portion of any such security in lieu of foreclosure.
(d)    Guarantors agree that no portion of any sums applied (other than sums received from Guarantors in full or partial satisfaction of its obligations hereunder), from time to time, in reduction of the Obligations shall be deemed to have been applied in reduction of the Guaranteed Obligations until such time as the Obligations have been paid in full, or Guarantors shall have made the full payment required hereunder, it being the intention hereof that the Guaranteed Obligations shall be the last portion of the Obligations to be deemed satisfied.
3.    Representations and Warranties. Each Guarantor hereby represents and warrants to Administrative Agent as follows (which representations and warranties shall be given as of the date hereof and shall survive the execution and delivery of this Guaranty):

(a)    Organization, Authority and Execution. Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform this Guaranty and all other agreements and instruments to be executed by it in connection herewith. This Guaranty has been duly executed and delivered by Guarantors.
(b)    Enforceability. This Guaranty constitutes a legal, valid and binding obligation of Guarantors, enforceable against Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
(c)    No Violation. The execution, delivery and performance by Guarantors of its obligations under this Guaranty has been duly authorized by all necessary action, and do not and will not violate any law, regulation, order, writ, injunction or decree of any court or governmental body, agency or other instrumentality applicable to any Guarantor, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of any Guarantor pursuant to the terms of each Guarantor’s articles of organization, or any mortgage, indenture, agreement or instrument to which Guarantor is a party or by which it or any of its properties is bound.
(d)    No Litigation. As of the date hereof, there are no actions, suits or proceedings at law or at equity, pending or, to each Guarantor’s actual knowledge, threatened in writing against or affecting any Guarantor or which involve or might involve the validity or enforceability of this Guaranty or which could reasonably be expected to materially adversely affect the financial condition of any Guarantor or the ability of any Guarantor to perform any of its obligations under this Guaranty. No Guarantor is in default beyond any applicable grace or cure period with respect to any order, writ, injunction, decree or demand of any Governmental Authority which could reasonably be expected to materially adversely affect the financial condition of any Guarantor or the ability of any Guarantor to perform any of its obligations under this Guaranty.
(e)    Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities (collectively, the “Consents”) that are required in connection with the valid execution, delivery and performance by each Guarantor of this Guaranty have been obtained and each Guarantor agrees that all Consents required in connection with the carrying out or performance of any of Guarantors’ obligations under this Guaranty will be obtained when required.

(f)    Financial Statements and Other Information. All financial statements of any Guarantor heretofore delivered to Administrative Agent are true and correct in all material respects and fairly present the financial condition of each Guarantor as of the respective dates thereof, and, to each Guarantor’s actual knowledge, as of the date of this Guaranty, no materially adverse change has occurred in the financial conditions reflected therein since the respective dates thereof. None of the aforesaid financial statements or any certificate or statement furnished to Administrative Agent by or on behalf of any Guarantor in connection with the transactions contemplated hereby, and none of the representations and warranties in this Guaranty contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. No Guarantor is insolvent within the meaning of the United States Bankruptcy Code or any other applicable law, code or regulation and the execution, delivery and performance of this Guaranty will not render any Guarantor insolvent.
(g)    Consideration. (i) REIT Guarantor is the direct owner of all of the legal and beneficial Equity Interests in Borrower, and (ii) each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.
4.    Financial Statements. Each Guarantor agrees to comply with the requirements of Section 5.01 of the Credit Agreement with respect to the delivery of financial statements and other information of REIT Guarantor and each Subsidiary Guarantor set forth therein.
5.    Unconditional Character of Obligations of Guarantors.
(a)    The obligations of Guarantors hereunder shall be irrevocable, absolute and unconditional, irrespective of the validity, regularity or enforceability, in whole or in part, of the other Loan Documents or any provision thereof, or the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against Borrower, Guarantors or any other Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of Borrower under the other Loan Documents or Guarantors under this Guaranty, or any setoff, counterclaim, and, except as otherwise expressly provided in this Guaranty, irrespective of any other circumstances which might otherwise limit recourse against any Guarantor by Administrative Agent or the Lenders or constitute a legal or equitable discharge or defense of a guarantor or surety. Administrative Agent, on behalf of the Lenders, may enforce the obligations of any Guarantor under this Guaranty by a proceeding at law, in equity or otherwise, independent of any loan foreclosure or similar proceeding or any deficiency action against Borrower or any other Person at any time, either before or after an action against the Collateral or any part thereof, Borrower or any other Person. This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection. Each Guarantor waives diligence, notice of acceptance of this Guaranty, filing of claims with any court, any proceeding to enforce any provision of any other Loan Document, against any Guarantor, Borrower or any other Person, any right to require a proceeding first against Borrower or any other Person, or to exhaust any security (including, without limitation, the Collateral) for the performance of the Guaranteed Obligations or any other obligations of Borrower or any other Person, or any protest, presentment, notice of default or other notice or demand whatsoever (except to the extent expressly provided to the contrary in this Guaranty).
(b)    The obligations of Guarantors under this Guaranty, and the rights of Administrative Agent to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by any of the following:
(i)    any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Borrower, the Collateral or any part thereof, any Guarantor or any other Person;
(ii)    any failure by Administrative Agent, a Lender or any other Person, whether or not without fault on its part, to perform or comply with any of the terms of the Credit Agreement, or any other Loan Documents, or any document or instrument relating thereto;
(iii)    the sale, transfer or conveyance of the Collateral or any interest therein to any Person, whether now or hereafter having or acquiring an interest in the Collateral or any interest therein and whether or not pursuant to any foreclosure, trustee sale or similar proceeding against Borrower or the Collateral or any interest therein;
(iv)    the conveyance to Administrative Agent, a Lender, any Affiliate of Administrative Agent or a Lender or Administrative Agent’s or a Lender’s nominee of all or a portion of the Collateral or any interest therein;
(v)    the release of Borrower or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law or otherwise; or
(vi)    the release in whole or in part of any Collateral for any or all Guaranteed Obligations or for the Loan or any portion thereof.
(c)    Except as otherwise specifically provided in this Guaranty, each Guarantor hereby expressly and irrevocably waives all defenses in an action brought by Administrative Agent or a Lender to enforce this Guaranty based on claims of waiver, release, surrender, alteration or compromise and all setoffs, reductions, or impairments, whether arising hereunder or otherwise.

(d)    Administrative Agent may deal with Borrower and Affiliates of Borrower in the same manner and as freely as if this Guaranty did not exist and shall be entitled, among other things, to grant Borrower or any other Person such extension or extensions of time to perform any act or acts as may be deemed advisable by Administrative Agent, at any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of Guarantors hereunder.
(e)    No compromise, alteration, amendment, modification, extension, renewal, release or other change of, or waiver, consent, delay, omission, failure to act or other action with respect to, any liability or obligation under or with respect to, or of any of the terms, covenants or conditions of, the Loan Documents shall in any way alter, impair or affect any of the obligations of Guarantors hereunder, and each Guarantor agrees that if any Loan Document is modified with Administrative Agent’s consent, the Guaranteed Obligations shall automatically be deemed modified to include such modifications.
(f)    Administrative Agent, on behalf of the Lenders, may proceed to protect and enforce any or all of its rights under this Guaranty by suit in equity or action at law, whether for the specific performance of any covenants or agreements contained in this Guaranty or otherwise, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantors. Each and every remedy of Administrative Agent and the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.
(g)    No waiver shall be deemed to have been made by Administrative Agent of any rights hereunder unless the same shall be in writing and signed by Administrative Agent, and any such waiver shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of Administrative Agent or the obligations of Guarantors to Administrative Agent in any other respect or at any other time.
(h)    At the option of Administrative Agent, any Guarantor may be joined in any action or proceeding commenced by Administrative Agent against Borrower in connection with or based upon any other Loan Documents and recovery may be had against any Guarantor in such action or proceeding or in any independent action or proceeding against any Guarantor to the extent of Guarantors’ liability hereunder, without any requirement that Administrative Agent first assert, prosecute or exhaust any remedy or claim against Borrower, any other Guarantor or any other Person, or any security for the obligations of Borrower or any other Person.

(i)    Each Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment is made by Borrower or any Guarantor to Administrative Agent and such payment is rescinded or must otherwise be returned by Administrative Agent (as determined by Administrative Agent in its sole and absolute discretion) upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Borrower or any Guarantor, all as though such payment had not been made.
(j)    In the event that Guarantors shall advance or become obligated to pay any sums under this Guaranty or in connection with the Guaranteed Obligations or in the event that for any reason whatsoever Borrower or any subsequent owner of the Collateral or any part thereof is now, or shall hereafter become, indebted to any Guarantor, each Guarantor agrees that (i) the amount of such sums and of such indebtedness and all interest thereon shall at all times be subordinate as to lien, the time of payment and in all other respects to all sums, including principal and interest and other amounts, at any time owed to Administrative Agent under the Loan Documents, and (ii) no Guarantor shall be entitled to enforce or receive payment thereof until all principal, interest and other sums due pursuant to the Loan Documents have been paid in full. Nothing herein contained is intended or shall be construed to give any Guarantor any right of subrogation in or under the Loan Documents or any right to participate in any way therein, or in the right, title or interest of Administrative Agent in or to any collateral for the Loan, notwithstanding any payments made by any Guarantor under this Guaranty, until the actual and irrevocable receipt by Administrative Agent of payment in full of all principal, interest and other sums due with respect to the Loan or otherwise payable under the Loan Documents. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when any such sums due and owing to Administrative Agent shall not have been fully paid, such amount shall be paid by any such Guarantor to Administrative Agent for credit and application against such sums due and owing to Administrative Agent.
(k)    Guarantors’ obligations hereunder shall survive a foreclosure or similar proceeding involving the Collateral and the exercise by Administrative Agent of any of all of its remedies pursuant to the Loan Documents.
6.    Financial Covenants.
(a)    Maximum Corporate Leverage Ratio. The ratio, expressed as a percentage, of (i) Outstanding Indebtedness to (ii) Total Assets shall not exceed sixty-five percent (65%) at any time; provided, however, that there shall be a 180-day grace period to cure any breach of this Section 6(a) so long as such ratio does not exceed sixty-seven percent (67%) at any time during such cure period.
(b)    Minimum Corporate Fixed Charge Coverage Ratio. The ratio of (i) Total EBITDA for the period of twelve months ending on the most recently ended calendar month prior to such date to (ii) Total Fixed Charges for such period shall not be lower than 1.50:1.00 at any time.

(c)    Minimum Tangible Net Worth. The Tangible Net Worth of REIT Guarantor and its Subsidiaries (including, without limitation, Borrower and any Subsidiary Guarantors) shall not be less than (i) $20,000,000 during the period beginning on the Closing Date and ending on (but not including) the first anniversary of the Closing Date, (ii) $30,000,000 during the period beginning on the first anniversary of the Closing Date and ending on (but not including) the second anniversary of the Closing Date, (iii) $40,000,000 during the period beginning on the second anniversary of the Closing Date and ending on (but not including) the third anniversary of the Closing Date and (iv) if the term of the Loan has been extended pursuant to the Credit Agreement, $50,000,000 during the period beginning on the third anniversary of the Closing Date and ending on (but not including) the fourth anniversary of the Closing Date.
(d)    Maximum Dividend Payout Ratio. The ratio, expressed as a percentage, of (i) cash distributions to shareholders by REIT Guarantor during the twelve months ending on the most recently ended calendar month prior to such date to (ii) Modified Funds from Operations for such period, shall not exceed 95% for three consecutive calendar quarters.
(e)    Minimum Total Unencumbered Asset Value Ratio. The ratio of (i) Total Unencumbered Asset Value to (ii) the portion of Total Indebtedness that is not secured by a Lien shall not exceed 1.65:1.00 at any time.
(f)    Minimum Unencumbered Debt Service Coverage Ratio. The ratio of (i) Total EBITDA arising from Unencumbered Properties for the period of twelve months ending on the most recently ended calendar month prior to such date to (ii) the portion of Total Interest Expense not secured by a Lien for such period shall not exceed 1.55:1.00 at any time.
(g)    Maximum Recourse Indebtedness Ratio. The ratio, expressed as a percentage, of (i) Total Recourse Indebtedness to (ii) Total Assets shall not exceed ten percent (10%) at any time.
(h)    Maximum Secured Leverage Ratio. The ratio, expressed as a percentage, of (i) Outstanding Secured Indebtedness to (ii) Total Assets shall not exceed seventy percent (70%) at any time.
(i)    Interest Rate Exposure. The ratio, expressed as a percentage, of (i) Unhedged Interest Exposure to (ii) Total Assets shall not exceed twenty-five percent (25%) at any time.
7.    Entire Agreement/Amendments. This instrument represents the entire agreement between the parties with respect to the subject matter hereof. The terms of this Guaranty shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by Administrative Agent and Guarantors.

8.    Successors and Assigns. This Guaranty shall be binding upon each Guarantor, and each Guarantor’s successors and assigns, may not be assigned or delegated by any Guarantor and shall inure to the benefit of Administrative Agent, on behalf of the Lenders, and its successors and assigns.
9.    Applicable Law and Consent to Jurisdiction. This Guaranty shall be governed by, and construed in accordance with, the substantive laws of the State of New York. Each Guarantor and Administrative Agent for itself and on behalf of the Lenders, each irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty may be brought in a court of record in the City and County of New York or in the Courts of the United States of America located in the City and County of New York, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each Guarantor and Administrative Agent for itself and on behalf of the Lenders each irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to such party at its address provided in Section 14 hereof or Section 10.01 of the Credit Agreement, as applicable. Nothing in this Section 9, however, shall affect the right of any Guarantor or Administrative Agent to serve legal process in any other manner permitted by law or affect the right of either such party to bring any suit, action or proceeding against the other (or with respect to any Guarantor, its property) in the courts of any other jurisdictions.
10.    Section Headings. The headings of the sections and paragraphs of this Guaranty have been inserted for convenience of reference only and shall in no way define, modify, limit or amplify any of the terms or provisions hereof.
11.    Severability. Any provision of this Guaranty which may be determined by any competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Guarantor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
12.    WAIVER OF TRIAL BY JURY. EACH GUARANTOR HEREBY WAIVES THE RIGHT OF TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING HEREUNDER OR IN CONNECTION THEREWITH.

13.    Future Subsidiary Guarantors; Released Subsidiary Guarantors.
(a)    At such time following the date hereof as any Subsidiary that owns a Borrowing Base Property (a “Joinder Guarantor”) is required to accede hereto pursuant to the terms of Section 9.03 of the Credit Agreement, such Joinder Guarantor shall execute and deliver to the Administrative Agent a joinder agreement substantially in the form of Annex 1 (the “Joinder Agreement”), signifying its agreement to be bound by the provisions of this Guaranty as a Subsidiary Guarantor to the same extent as if such Joinder Guarantor had originally executed this Guaranty as of the date hereof. Each of the other Guarantors hereby consents to the execution and delivery of such Joinder Agreement without any further notice or consent of such Guarantor.
(b)    If any Subsidiary Guarantor is entitled to be released from its obligations hereunder pursuant to Section 9.03 of the Credit Agreement, then, in accordance with the Credit Agreement, such Subsidiary Guarantor shall be deemed released from its obligations hereunder and each of the other Guarantors hereby consents to such release without any further notice or consent of such Guarantor.
14.    Notices. All notices required or permitted to be given under this Guaranty shall be in conformance with Section 10.01 of the Credit Agreement. All notices to any Guarantor shall be addressed as follows:
c/o American Realty Capital
405 Park Avenue, 15th Floor
New York, New York 10022
Attention : William M. Kahane
Facsimile No.: (212) 421-5799

With a copy to:

c/o American Realty Capital
405 Park Avenue, 15th Floor
New York, New York 10022
Attention : Jesse C. Galloway
Facsimile No.: (212) 421-5799

15.    Guarantors’ Receipt of Loan Documents. Each Guarantor by its execution hereof acknowledges receipt of true copies of all of the Loan Documents, the terms and conditions of which are hereby incorporated herein by reference.

16.    Interest; Expenses.
(a)    If any Guarantor fails to pay all or any sums due hereunder within thirty (30) days after written demand by Administrative Agent, the amount of such sums payable by such Guarantor to Administrative Agent shall bear interest after such thirty (30) day period until paid at the Default Rate.
(b)    Guarantors, jointly and severally, hereby agree to pay all actual out-of-pocket costs, charges and expenses, including reasonable attorneys’ fees and disbursements, that may be incurred by Administrative Agent in enforcing the covenants, agreements, obligations and liabilities of Guarantors under this Guaranty.
17.    [Reserved]
18.    Specific Limitation on Guaranty and Indemnity Obligations. Each Guarantor and Administrative Agent hereby confirm that it is the intention of Guarantors and Administrative Agent that this Guaranty not constitute a fraudulent transfer or fraudulent conveyance (a “Fraudulent Conveyance”) under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any other debtor relief law or insolvency law (whether statutory, common law, case law or otherwise) or any jurisdiction whatsoever (collectively, the “Bankruptcy Laws”). To give effect to the foregoing intention of Guarantors and Administrative Agent, each of such parties hereby irrevocably agrees that the Guaranteed Obligations shall be limited to (but shall not be less than) such maximum amount as will, after giving effect to the maximum amount of such obligations and all other liabilities (whether contingent or otherwise) of Guarantors that are relevant under such Bankruptcy Laws, result in the Guaranteed Obligations not constituting a Fraudulent Conveyance under the Bankruptcy Laws, as of the date of execution and delivery of this Guaranty (or, in connection with any Joining Guarantor, as of the date of the execution and delivery of the Joinder Agreement by such Joining Guarantor). The provisions of this Section 18 are intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Guarantor hereunder to be subject to avoidance under the Bankruptcy Laws, and no Guarantor or any other Person shall have any right or claim under this Section 18 as against the Administrative Agent and the Lenders that would not otherwise be available to such Person under the Bankruptcy Laws.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.
REIT GUARANTOR:

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC., a Maryland corporation

By:
Name:
Title:

ANNEX 2

Certain Defined Terms

1.“Capitalized Loan Fees” means, with respect to the REIT Guarantor and its Subsidiaries, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.
2.“Disqualified Capital Stock” shall mean with respect to any Person any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.
3.“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligation”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase securities, other Properties or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. Except as set forth in the definition of “Total Indebtedness” below, the amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

4.“Indebtedness” of any Person means without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments (in each case, to the extent material or non-contingent), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Properties, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Properties acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such properties), (f) all Capital Lease Obligations, (g) all net obligations with respect to Rate Contracts, (h) all obligations to purchase, redeem, or acquire any Stock of such Person or its Affiliates that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or its Affiliates, (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Properties (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.
5.“Modified Funds from Operations” shall mean for any period the Total EBITDA for such period, less (a) Total Interest Expense of the REIT Guarantor and its Subsidiaries during such period and (b) amortization payments payable by the REIT Guarantor and its Subsidiaries under any Indebtedness during such period.
6.“Non-Recourse” means, with reference to any obligation or liability, any obligations or liability for which a Person, as obligor thereunder, is not liable or obligated other than as to such Person’s interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.
7.“Outstanding Indebtedness” shall mean, as of any date of determination, the portion of Total Indebtedness outstanding at such time.
8.“Outstanding Secured Indebtedness” shall mean the portion of the Outstanding Indebtedness that is secured by a Lien.

9.“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
10.“Recourse” means, with reference to any obligation or liability, any direct or indirect liability or obligation that is not Non-Recourse to the obligor thereunder. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligations, by operation of law or by reason of such Person being a general partner of such obligor).
11.“Tangible Net Worth” shall mean, as of any date of determination, and excluding the impact of non-cash charges (such as depreciation and amortization) the REIT Guarantor’s and its Subsidiaries’ consolidated net worth, as determined in accordance with GAAP (except that in determining such net worth, Indebtedness shall include the REIT Guarantor’s and its Subsidiaries’ share of the Indebtedness of any partnership or joint venture in which the REIT Guarantor and its Subsidiaries directly or indirectly holds any interest plus any Recourse or contingent obligations, directly or indirectly, of the REIT Guarantor and its Subsidiaries with respect to any Indebtedness of such partnership or joint venture in excess of its proportionate share), exclusive of intangible assets such as good will, patents, tradenames, trade-marks, copyrights, franchises and other assets defined as “intangible assets” under GAAP, but including the fair value of any leases determined in accordance with GAAP.
12.“Total Assets” shall mean the value of all assets of REIT Guarantor and its Subsidiaries as determined in accordance with GAAP.
13.“Total EBITDA” shall mean, for any period, for REIT Guarantor and its Subsidiaries, determined in accordance with GAAP, the sum of (a) the net income (or net loss) plus (b) all amounts treated as expenses for depreciation, interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that (i) net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains and (ii) Total EBITDA shall not include any expenses associated with the acquisition of Property (including, without limitation, any transaction related costs associated therewith).

14.“Total Fixed Charges” shall mean, without duplication, for any period, solely with respect to the REIT Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), the sum of the amounts for such period of (a) scheduled payments of principal of Indebtedness of the REIT Guarantor and its Subsidiaries, (b) the REIT Guarantor’s and its Subsidiaries’ pro rata share of scheduled payments of principal of Indebtedness of any partnership or joint venture in which the REIT Guarantor or any Subsidiary owns a direct or indirect Equity Interest that does not otherwise constitute Indebtedness of and is not otherwise Recourse to any of the REIT Guarantor or its Subsidiaries or their respective assets, (c) Total Interest Expense, (d) payments of dividends in respect of Disqualified Capital Stock; and (e) to the extent not otherwise included in Total Interest Expense, dividends and other distributions paid in cash during such period by the REIT Guarantor or its Subsidiaries with respect to preferred stock or preferred operating units, including to any partnership or joint venture in which the REIT Guarantor or any Subsidiary owns a direct or indirect Equity Interest. For purposes of clauses (b) and (e), the pro rata share of payments by any partnership or joint venture in which the REIT Guarantor or its Subsidiaries owns a direct or indirect Equity Interest shall be deemed equal to the product of (i) the payments made by such partnership or joint venture, multiplied by (ii) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by the REIT Guarantor or its Subsidiaries, expressed as a decimal.
15.“Total Indebtedness” means as of any date of determination, the Indebtedness of REIT Guarantor and its Subsidiaries, whether outstanding or available to be drawn, and shall include the REIT Guarantor’s and its Subsidiary’s share of the Indebtedness of any partnership or joint venture in which REIT Guarantor or any Subsidiary directly or indirectly holds any interest plus any Recourse or contingent obligations, directly or indirectly, of REIT Guarantor or any Subsidiary with respect to any Indebtedness of such partnership or joint venture in excess of its proportionate share.

16.“Total Interest Expense” shall mean, for any period, the sum, for the REIT Guarantor and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), (b) the net amount payable (or minus the net amount receivable) under Rate Contracts relating to interest during such period (whether or not actually paid or received during such period), (c) interest incurred on any liability or obligation that constitutes a contingent obligation of the REIT Guarantor or any Subsidiary, and (d) to the extent not included in clauses (a), (b) and (c), any of the REIT Guarantor’s or its Subsidiaries’ pro rata share of interest expense and other amounts of the type referred to in such clauses of any partnership or joint venture in which the REIT Guarantor or such Subsidiary owns a direct or indirect Equity Interest, but excluding defeasance fees. For purposes of clause (d), the pro rata share of payments by any partnership or joint venture in which the REIT Guarantor or its Subsidiaries owns a direct or indirect Equity Interest shall be deemed equal to the product of (i) the payments made by such partnership or joint venture, multiplied by (ii) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by the REIT Guarantor or its Subsidiaries, expressed as a decimal.
17.“Total Recourse Indebtedness” shall mean the portion of the Total Indebtedness that is guaranteed by or otherwise fully Recourse to the REIT Guarantor or its Subsidiaries.
18.“Total Unencumbered Asset Value” means, at any date, the portion of Total Assets attributable to Unencumbered Properties.
19.“Unencumbered Properties” shall mean Real Properties that are (a) not encumbered by a Lien, springing lien or negative pledge and (b) wholly-owned by the REIT Guarantor or a Subsidiary. Unencumbered Properties shall not include any Real Property that is a Borrowing Base Property in accordance with the terms of the Credit Agreement.
20.“Unhedged Interest Exposure” shall mean the aggregate amount of Indebtedness of REIT Guarantor and any Subsidiary that is (a) secured by Liens on the Properties of the REIT Guarantor and the Subsidiaries and (b) that provides for the payment by REIT Guarantor and the Subsidiaries of interest at a floating rate that is not subject to a Rate Contract.